UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-1004
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934
October 19, 2011
(Date of Report (Date of Earliest Event Reported))
LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (734) 242-1444

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 19, 2011, La-Z-Boy Incorporated (the “Company”) and most of its domestic subsidiaries (collectively, the “Loan Parties”), signed a $150 million Amended and Restated Credit Agreement (the “Amended Agreement”) with Wells Fargo Capital Finance, LLC as administrative agent and lender, and the financial institutions named therein (the “Lenders”). The Amended Agreement amends and restates the $220 million Credit Agreement (the “Original Agreement”) dated as of February 6, 2008 (subsequently amended to $175 million) among the Company, most of its domestic subsidiaries, the banks listed therein, and Wachovia Capital Finance Corporation (Central) as administrative agent.  The Amended Agreement extends the maturity date of the revolving credit facility from February 6, 2013, to October 19, 2016.  At the time the Amended Agreement became effective, $20 million was outstanding under the Original Agreement and remains outstanding under the Amended Agreement.

The Amended Agreement is secured primarily by all of the Loan Parties’ accounts receivable, inventory, cash deposit and securities accounts.  The Original Agreement was secured in addition by substantially all of the Company’s patents and trademarks, including the La-Z-Boy brand name, but the Amended Agreement removes those assets as collateral.

The Amended Agreement is a revolving credit facility with a commitment of $150 million.  Availability under the facility will continue to vary based on a borrowing base calculation consisting of eligible accounts receivable and inventory. Interest under the Original Agreement varied from LIBOR plus 1.75% to 2.25% based on average excess availability, but the Amended Agreement lowers the rate to LIBOR plus 1.50% to 2.00%.  Like the Original Agreement, the Amended Agreement provides for margins on Base Rate loans varying from 0% to 0.50%, but the Amended Agreement lowers the excess availability required for the lower margins.  Base Rate is the higher of (a) Prime Rate and (b) the Federal Funds Rate plus 0.5%.  The Amended Agreement reduces the commitment fee that the Company pays on the unused portion of the revolving credit commitment from 0.375% to 0.25% per annum.

The Amended Agreement includes certain covenants and restrictions, including a fixed charge coverage ratio, that would become effective only if excess availability fell below certain thresholds.  The Amended Agreement lowers the thresholds present in the Original Agreement so that the covenants and restrictions would become effective in fewer instances.

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the complete text of the agreement. A copy of the Amended Agreement is filed as Exhibit 4.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

The Amended Agreement described under Item 1.01 would prohibit the Company from paying dividends if “Excess Availability,” as defined in the Amended Agreement, fell below 17.5% of the revolving credit commitment or the Company failed to maintain a fixed charge coverage ratio of at least 1.05 to 1.00 on a pro forma basis. The Original Agreement prohibited dividends when Excess Availability fell below $30 million over a designated period of time. Currently, the Company would not be prohibited from paying dividends by the Amended Agreement (nor would the Original Agreement have had that effect). The future payment of cash dividends is within the discretion of our Board of Directors and will depend, among other factors, on our earnings, capital requirements, and operating and financial condition, as well as Excess Availability under the Amended Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

(4.1)
Amended and Restated Credit Agreement dated as of October 19, 2011, among La-Z-Boy Incorporated, certain of its subsidiaries, the lenders named therein, and Wells Fargo Capital Finance, LLC, as administrative agent for the lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED
(Registrant)

Date: October 21, 2011

	BY:	/S/ Margaret L. Mueller
Margaret L. Mueller
Corporate Controller